Exhibit 99.1

Supernus Announces First Quarter 2022 Financial Results
•First quarter 2022 total revenues of $152.5 million, a 16% increase compared to first quarter 2021
•First quarter 2022 net earnings and diluted earnings per share (GAAP) were $25.6 million and $0.43, respectively
•First quarter 2022 GAAP operating income of $2.0 million; first quarter 2022 non-GAAP operating income of $28.0 million
•U.S. Food and Drug Administration approved Qelbree® for the treatment of ADHD in adults
•Qelbree continued its growth trajectory, with 47,324 prescriptions in first quarter 2022, a 38% increase compared to fourth quarter 2021
•GOCOVRI® prescriptions in first quarter 2022 reached 10,736, a 23% growth compared to first quarter 2021

ROCKVILLE, MD, May 9, 2022 – Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN), a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today announced preliminary financial results for the first quarter of 2022, and associated Company developments.
Qelbree Launch Update
•Total IQVIA prescriptions were 47,324 in the first quarter of 2022, an increase of 38% compared to total prescriptions of 34,328 in the fourth quarter of 2021. In March 2022, the most recent month available, total prescriptions reached 18,380.
•Qelbree continues to expand its base of prescribers, with approximately 6,900 prescribers in the first quarter of 2022, up from 5,600 prescribers from the fourth quarter of 2021.
•Continued progress in securing and improving managed care coverage.
•At the end of April 2022, the U.S. Food and Drug Administration (FDA) approved Qelbree for the treatment of attention-deficit hyperactivity disorder (ADHD) in adults. Supernus is expecting to launch Qelbree for adult patients by the end of May 2022. According to recent IQVIA Xponent® 52-week data, prescriptions for the adult market represented approximately 68% of the total ADHD market.
Product Pipeline Update
SPN-830 (apomorphine infusion device) - Continuous treatment of motor fluctuations (“off” episodes) in Parkinson's disease (PD)
•The Company will continue to work closely with the FDA as it reviews the New Drug Application (NDA) resubmission for SPN-830 for the continuous treatment of motor fluctuations (“off” episodes) in Parkinson’s disease. The Company is preparing for the commercial launch of SPN-830 in the first quarter of 2023, assuming timely approval by the FDA. The FDA has established a PDUFA target action date in early October 2022.

SPN-820 - Novel first-in-class activator of mTORC1
•The Company continues to enroll patients in a Phase II multi-center, randomized double-blind placebo-controlled parallel design study of SPN-820 in adults with treatment-resistant depression. The study will examine the efficacy and safety of SPN-820 over a course of five weeks of treatment in approximately 270 patients. The primary outcome measure is the change from baseline to end of treatment period on the Montgomery-Asberg Depression Rating Scale (MADRS) Total Score, a standard depression rating scale.
SPN-817 – A novel product candidate for the treatment of epilepsy
•An open-label Phase II clinical study of SPN-817 in patients with treatment-resistant seizures is expected to start in the second half of 2022.
Financial Highlights
Net Product Sales
For the first quarter 2022, net product sales were $147.5 million, a 15% increase over $128.4 million for the same period in 2021. The increase was primarily due to net product sales of GOCOVRI from the Adamas acquisition in November 2021 (Adamas Acquisition) and growth in net product sales of Qelbree that was launched in the second quarter of 2021.

Net Product Sales	Three Months ended March 31,
($ in millions)	2022	2021	Change %
Trokendi XR®	$62.8	$71.8	(13)%
Oxtellar XR®	27.5	27.4	**
GOCOVRI	22.6	—	**
APOKYN®	18.5	21.7	(15)%
Qelbree	8.3	—	**
Other(1)	7.8	7.5	4%
Net Product Sales	$147.5	$128.4	15%
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(1) Includes net product sales of MYOBLOC®, XADAGO® and Osmolex ER®.
Operating earnings (GAAP and non-GAAP)
First quarter 2022 operating earnings (GAAP) was $2.0 million, as compared to $13.2 million for the same period in 2021. The decrease is primarily due to amortization of acquired intangible assets from the Adamas Acquisition. First quarter 2022 adjusted operating earnings (non-GAAP) was $28.0 million, an increase of 11% compared to $25.2 million in the first quarter of 2021.
Reconciliation of GAAP to Non-GAAP Adjustments
An itemized reconciliation between operating earnings on a GAAP basis and operating earnings on a non-GAAP basis is as follows:

(in millions)	Three Months ended March 31, 2022	Three Months ended March 31, 2021
Operating earnings - As Reported (GAAP)	$2.0	$13.2
Adjustments:
Amortization of intangible assets	20.6	6.0
Share-based compensation	4.0	4.4
Contingent consideration	0.7	1.0
Depreciation	0.7	0.6
Operating earnings - As Adjusted (non-GAAP)	$28.0	$25.2

Non-GAAP operating earnings adjusts for non-cash items including amortization of intangible assets, share-based compensation expense, change in fair value of contingent consideration, and depreciation. Included in the amortization of intangible assets for the first quarter of 2022 is amortization of acquired intangible assets from the Adamas Acquisition in November 2021.
Net earnings (GAAP)
First quarter 2022 net earnings and diluted earnings per share (GAAP) were $25.6 million and $0.43, respectively, as compared to $5.7 million, or $0.11 per diluted share, in the same period in 2021.
Cash, cash equivalents and marketable securities
At March 31, 2022, the Company’s cash, cash equivalents, current and long-term marketable securities are approximately $437.5 million, compared to $458.8 million as of December 31, 2021. This decrease is primarily due to milestone payments associated with the 2020 USWM acquisition and transition expense payments related to the Adamas acquisition, partially offsetting cash generated from operations.
Full Year 2022 Financial Guidance (GAAP)
For full year 2022, the Company reiterates its prior financial guidance as set forth below:

Amount ($ in millions)
Total revenues (1)	$640 - $680
Combined R&D and SG&A expenses	$460 - $490
Operating earnings (2)	$20 - $40
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(1) Includes net product sales and royalty revenue.
(2) Includes amortization of intangible assets and contingent consideration expense (gain).

Full Year 2022 Financial Guidance - GAAP to Non-GAAP Adjustments
An itemized reconciliation between projected operating earnings on a GAAP basis and projected operating earnings on a non-GAAP basis is as follows:

Amount ($ in millions)
Operating earnings - GAAP	$20 - $40
Adjustments:
Amortization of intangible assets	$80 - $85
Share-based compensation	$20 - $25
Contingent consideration	$8 - $12
Depreciation	$2 - $3
Operating earnings - non-GAAP	$130 - $165

Non-GAAP Financial Information
This press release contains a financial measure, non-GAAP operating earnings, which does not comply with United States generally accepted accounting principles (GAAP). The non-GAAP financial measure should be considered in addition to, not as a substitute for or in isolation from, or superior to measures prepared in accordance with GAAP. Non-GAAP operating earnings adjust for non-cash share-based compensation expense, depreciation and amortization, and accretion of contingent consideration, and for factors that are unusual, non-recurring or unpredictable, and exclude those costs, expenses, and other specified items presented in the reconciliation tables in this press release. We believe the use of non-GAAP operating earnings is useful supplemental information to investors regarding the Company’s results of operations and assist management, analysts, and investors in evaluating the performance of the business. There are limitations associated with the use of non-GAAP financial measures. Including such measures may not be entirely comparable to similarly titled measures used by other companies, may not reflect all items of income and expense, as applicable, that affect our operations, potential differences among calculation methodologies, may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited. We mitigate these limitations by reconciling the non-GAAP financial measure to the most comparable GAAP financial measure. Investors are encouraged to review the reconciliation. The Company’s 2022 financial guidance is also being provided on both a reported and a non-GAAP basis.
Conference Call Details
Supernus will host a conference call and webcast today, May 9, 2022, at 4:30 p.m. Eastern Time to discuss these results.
Please refer to the information below for conference call dial-in information and webcast registration. Callers should dial in approximately 10 minutes prior to the start of the call.

Conference dial-in:	(877) 288-1043
International dial-in:	(970) 315-0267
Conference ID:	9693726
Conference Call Name:	Supernus Pharmaceuticals First Quarter 2022 Financial Results Conference Call
Following the live call, a replay will be available on the Company's website, www.supernus.com, under “Investor Relations”.
About Supernus Pharmaceuticals, Inc.
Supernus Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases.
Our diverse neuroscience portfolio includes approved treatments for epilepsy, migraine, ADHD, hypomobility in PD, cervical dystonia, chronic sialorrhea, dyskinesia in PD patients receiving levodopa-based therapy, and drug-induced extrapyramidal reactions in adult patients. We are developing a broad range of novel CNS product candidates including new potential treatments for hypomobility in PD, epilepsy, depression, and other CNS disorders.
For more information, please visit www.supernus.com.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products; the Company’s ability to increase its net revenue; the Company’s ability to commercialize its products including Qelbree; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; the Company’s ability to increase the number of prescriptions written for each of its products and the products of Adamas; the Company’s ability to increase its net revenue from its products and the products of Adamas; and other risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Supernus Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	March 31,	December 31,
	2022	2021
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$115,715	$203,434
Marketable securities	196,485	136,246
Accounts receivable, net	145,149	148,932
Inventories, net	88,795	85,959
Prepaid expenses and other current assets	22,372	27,019
Total current assets	568,516	601,590
Long term marketable securities	125,337	119,166
Property and equipment, net	17,215	16,955
Intangible assets, net	764,049	784,693
Goodwill	115,414	117,516
Other assets	48,986	49,232
Total assets	$1,639,517	$1,689,152

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$89,432	$117,683
Accrued product returns and rebates	140,181	132,724
Contingent consideration, current portion	46,890	44,840
Other current liabilities	8,055	20,132
Total current liabilities	284,558	315,379
Convertible notes, net	400,382	379,252
Contingent consideration, long term	9,252	35,637
Operating lease liabilities, long term	39,891	41,298
Deferred income tax liabilities	62,843	85,355
Other liabilities	14,145	16,380
Total liabilities	811,071	873,301

Stockholders’ equity
Common stock, $0.001 par value; 130,000,000 shares authorized; 53,386,305 and 53,256,094 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	53	53
Additional paid-in capital	383,016	434,337
Accumulated other comprehensive earnings (loss), net of tax	(773)	1,539
Retained earnings	446,150	379,922
Total stockholders’ equity	828,446	815,851

Total liabilities and stockholders’ equity	$1,639,517	$1,689,152

Supernus Pharmaceuticals, Inc.
Condensed Consolidated Statements of Earnings
(in thousands, except share and per share data)

	Three Months ended March 31,
	2022	2021
	(unaudited)
Revenues
Net product sales	$147,464	$128,381
Royalty revenues	5,042	2,551
Total revenues	152,506	130,932

Costs and expenses
Cost of goods sold (a)	17,932	14,954
Research and development	20,839	34,280
Selling, general and administrative	90,459	61,457
Amortization of intangible assets	20,644	6,007
Contingent consideration expense	665	1,020
Total costs and expenses	150,539	117,718

Operating earnings	1,967	13,214

Other income (expense)
Interest expense	(1,942)	(6,097)
Interest and other income, net	14,698	3,812
Total other income (expense)	12,756	(2,285)

Earnings before income taxes	14,723	10,929

Income tax benefit (expense)	10,893	(5,235)
Net earnings	$25,616	$5,694

Earnings per share
Basic	$0.48	$0.11
Diluted	$0.43	$0.11

Weighted-average shares outstanding
Basic	53,330,837	52,927,467
Diluted	61,406,555	54,196,971
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(a) Excludes amortization of acquired intangible assets

CONTACTS:

Jack A. Khattar, President and CEO
Timothy C. Dec, Senior Vice President and CFO
Supernus Pharmaceuticals, Inc.
Tel: (301) 838-2591

or

INVESTOR CONTACT:
Peter Vozzo
Westwicke/ICR
Office: (443) 213-0505
Mobile: (443) 377-4767
Email: peter.vozzo@westwicke.com